                        ASSET SALE AND PURCHASE AGREEMENT
                                     BETWEEN
                                NETOBJECTS, INC.
                                       AND
                                   MERANT INC.







                                                     Dated as of January 8, 2001

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
1       DEFINITIONS..............................................................................................1
2       SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES...................................................1
        2.1         Asset Sale...................................................................................1
                    2.1.1       Assets...........................................................................1
                    2.1.2       Excluded Assets..................................................................3
        2.2         Purchase Price...............................................................................4
        2.3         Payment of Purchase Price....................................................................4
        2.4         Assumption of Liabilities....................................................................5
3       REPRESENTATIONS AND WARRANTIES BY SELLER.................................................................5
        3.1         Organization and Standing....................................................................5
        3.2         Authorization................................................................................6
        3.3         Litigation; Compliance with Law..............................................................6
        3.4         Financial Statements and Condition; Liabilities..............................................7
        3.5         Assets; Consents.............................................................................7
        3.6         Intellectual Property; Licenses..............................................................8
        3.7         Contracts....................................................................................10
        3.8         Conflicts....................................................................................11
        3.9         Taxes........................................................................................11
        3.10        Employee Benefit Plans; ERISA................................................................12
        3.11        Environmental Matters........................................................................13
        3.12        Labor Relations..............................................................................13
        3.13        Insurance....................................................................................14
        3.14        Inventory....................................................................................14
        3.15        Disclosure...................................................................................15
4       REPRESENTATIONS AND WARRANTIES BY BUYER..................................................................15
        4.1         Organization and Standing....................................................................15
        4.2         Authorization................................................................................15
        4.3         Compliance with Law..........................................................................16
5       HART-SCOTT-RODINO........................................................................................16
6       COVENANTS AND AGREEMENTS OF SELLER.......................................................................16
        6.1         Negative Covenants...........................................................................16
                    6.1.1       Dispositions; Mergers............................................................16
                    6.1.2       Accounting Principles and Practices..............................................17
                    6.1.3       Additional Agreements............................................................17
                    6.1.4       Breaches; Employment Contracts...................................................17
                    6.1.5       Offers to Employees..............................................................17
                    6.1.6       No Inconsistent Negotiations.....................................................18
        6.2         Affirmative Covenants........................................................................18
                    6.2.1       Preserve Existence...............................................................18

                    6.2.2       Normal Operations................................................................18
                    6.2.3       Taxes............................................................................18
                    6.2.4       Corporate Action.................................................................19
                    6.2.5       Transfer Tax; Bulk Sales.........................................................19
                    6.2.6       Access...........................................................................19
                    6.2.7       Other Information................................................................19
                    6.2.8       Insurance........................................................................19
                    6.2.9       Financial Statements.............................................................19
                    6.2.10      Consents.........................................................................20
                    6.2.11      Agreements.......................................................................20
                    6.2.12      Stockholder Consent..............................................................20
        6.3         Best Efforts.................................................................................20
        6.4         Employees....................................................................................20
        6.5         Takeover Statutes............................................................................21
        6.6         Announcements................................................................................21
7       COVENANTS AND AGREEMENTS OF BUYER........................................................................21
        7.1         Corporate Action.............................................................................21
        7.2         Announcements................................................................................22
8       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE......................................................22
        8.1         Representations and Covenants................................................................22
        8.2         Consents.....................................................................................22
        8.3         Delivery of Documents........................................................................22
        8.4         Financial Statements.........................................................................23
        8.5         Legal Proceedings............................................................................23
        8.6         Employment Agreements With Designated Employees..............................................23
        8.7         Hart-Scott-Rodino............................................................................23
        8.8         Absence of Material Change...................................................................23
        8.9         Government Consents..........................................................................23
        8.10        U.K. Treasury Consent........................................................................24
        8.11        Technology License Agreement.................................................................24
9       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.....................................................24
        9.1         Representations and Covenants................................................................24
        9.2         Delivery by Buyer............................................................................24
        9.3         Legal Proceedings............................................................................25
        9.4         Hart-Scott-Rodino............................................................................25
        9.5         Stockholder Consent and Notification.........................................................25
10      THE CLOSING..............................................................................................25
        10.1        Closing......................................................................................25
        10.2        Delivery by Seller...........................................................................25
                    10.2.1      Agreements and Instruments.......................................................25
                    10.2.2      Consents.........................................................................26

                    10.2.3      Certificate Concerning Amendments and Additional Agreements......................26
                    10.2.4      UCC Report.......................................................................26
                    10.2.5      Certified Resolutions............................................................26
                    10.2.6      Officers' Certificates...........................................................26
                    10.2.7      Opinion of Counsel...............................................................27
        10.3        Delivery by Buyer............................................................................27
                    10.3.1      Purchase Price Payment...........................................................27
                    10.3.2      Agreements and Instruments.......................................................27
                    10.3.3      Certified Resolutions............................................................27
                    10.3.4      Officers' Certificate............................................................27
        10.4        Apportionment at Closing Date; Customer Billing..............................................28
11      TERMINATION..............................................................................................28
        11.1        Termination..................................................................................28
        11.2        Survival After Termination...................................................................29
12      CONDUCT FOLLOWING CLOSING................................................................................29
        12.1        Access to Information........................................................................29
        12.2        Access to Personnel..........................................................................29
        12.3        Trademark Abandonment........................................................................30
13      PROTECTION OF PROPRIETARY INFORMATION....................................................................30
        13.1        Agreement to Keep Confidential...............................................................30
        13.2        Seller's Obligation..........................................................................31
        13.3        Information Not Confidential.................................................................31
        13.4        Protective Order.............................................................................31
14      AGREEMENT NOT TO COMPETE.................................................................................32
15      POSSESSION AND CONTROL...................................................................................32
16      RISK OF LOSS.............................................................................................32
17      SURVIVAL; INDEMNIFICATION................................................................................33
        17.1        Survival of Seller's Representations.........................................................33
        17.2        Indemnification by Seller....................................................................33
                    17.2.1      Seller Indemnified Losses........................................................33
                    17.2.2      Limitations on Seller Liability..................................................34
        17.3        Survival of Buyer's Representations..........................................................34
        17.4        Indemnification by Buyer.....................................................................34
                    17.4.1      Buyer Indemnified Losses.........................................................34
                    17.4.2      Limitations on Buyer Liability...................................................35
        17.5        Conditions of Indemnification................................................................35
        17.6        Damages......................................................................................36
18      VALUE OF ASSETS..........................................................................................36
19      REMEDIES.................................................................................................37
        19.1        Exclusive Remedies...........................................................................37
        19.2        Failure of Seller to Pay.....................................................................37
20      ADDITIONAL ACTIONS AND DOCUMENTS.........................................................................37
21      BROKERS..................................................................................................38



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
22      EXPENSES.................................................................................................38
23      NOTICES..................................................................................................38
24      WAIVER...................................................................................................39
25      BENEFIT AND ASSIGNMENT...................................................................................40
26      REMEDIES CUMULATIVE......................................................................................40
27      ENTIRE AGREEMENT; AMENDMENT..............................................................................40
28      SEVERABILITY.............................................................................................41
29      HEADINGS.................................................................................................41
30      GOVERNING LAW............................................................................................41
31      DEFINITIONS AND REFERENCES...............................................................................41
32      SIGNATURE IN COUNTERPARTS................................................................................44

EXHIBITS AND SCHEDULES

                        ASSET SALE AND PURCHASE AGREEMENT


                THIS ASSET SALE AND PURCHASE AGREEMENT is entered into as of this 8th day of January, 2001 between NetObjects, Inc., a Delaware corporation ("SELLER"), and MERANT Inc., a California corporation ("BUYER").

                WHEREAS, Seller is, among other things, engaged through its Enterprise Division in the development, marketing, licensing, and sale of Business Products and Business Services (as herein defined); and

                WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase or license from Seller, all of the assets that are essential to or useful for developing, marketing, licensing and selling Business Products and Business Services and otherwise continuing the operations of the Enterprise Division as a going concern, subject to the conditions set forth herein.

                NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1       DEFINITIONS

                For all purposes of this Purchase Agreement, certain capitalized terms specified in ARTICLE 31 shall have the meanings set forth in ARTICLE 31, except as otherwise expressly provided.

2       SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

        2.1     ASSET SALE

                On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Assets at the Closing, and Seller agrees to license the technology which is the subject of the Technology License Agreement, attached hereto as Exhibit A.

                2.1.1   ASSETS

                        The Assets which are being purchased and sold pursuant to this Purchase Agreement are:

                        (a) all of Seller's Intellectual Property or other proprietary rights, including all Business Trademarks and associated goodwill, pertaining to the Business Products other than the Excluded Assets (as defined below);

                        (b) all of Seller's Intellectual Property necessary for developing, marketing, maintaining or licensing Business Products or for the provision of Business Services, or otherwise necessary for the operation of the Enterprise Division;

                        (c) all of Seller's inventory of Business Products, wherever located, including raw materials, work in progress and under service contracts, finished products, products subject to right of return, and inventoriable supplies owned by Seller and used or held for use exclusively in the conduct of the business of the Enterprise Division, a summary of which and the locations of which are set forth on Schedule 2.1.1(c) (the "INVENTORY") and any rights of Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory;

                        (d) all of Seller's rights under Third-Party contracts, agreements, leases , purchase orders, sales orders and instruments that will be in effect on the Closing Date to which Seller is a party, (i) used or held for use in the conduct of the business of the Enterprise Division, (ii) for the provision of Business Services, or (iii) for the sale, licensing, or distribution of Business Products, including those identified on Schedule 2.1.1(d), and any such contracts, agreements, instruments and leases referred to in clauses (i) to (iii), inclusive, entered into between the date hereof and the Closing Date by Seller but not any Licenses or rights to payment for Business Services performed by Seller prior to the Closing Date (collectively, the "CONTRACTS");

                        (e) all licenses, agreements and other arrangements under which Seller has the right to use any Third Party Intellectual Property Rights used or held for use in the conduct of the business of the Enterprise Division or necessary for developing, marketing, maintaining or licensing Business Products, or for the provision of Business Services, including the licenses identified on
                        Schedule 2.1.1(e), but not the Nonassignable Assets (collectively, the "LICENSES");

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                        (f)     certain tangible personal property used or held
                        for use in the operation of the business of the Enterprise Division as set forth on Schedule 2.1.1(f);

                        (g) except as set forth on Schedule 2.1.1(g), all mailing lists, customer lists, warranty information, standard forms of documents, manuals of operation or business procedures, and other similar information to the extent used or held for use in the operation of the business of the Enterprise Division; and

                        (h) all books and records of Seller (including all contracts, commitments, reports of examination and other records and information, including on discs, tapes and other data-storing media, but excluding management information systems not used exclusively in the business of the Enterprise Division) used or held for use in the conduct of the business of the Enterprise Division, but in all cases excluding the originals of any personnel records.

                        (i) notwithstanding the provisions of Section 2.1.2, or any other provision of this Agreement, the Assets shall include the pending application for federal registration of NETOBJECTS COLLAGE, U.S. Trademark Application Serial No. 75/919,260.


                2.1.2   EXCLUDED ASSETS

                        Notwithstanding the provisions of SECTION 2.1.1, or any other article of this Purchase Agreement, the Assets shall not include, and Seller is not selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, any rights or assets applicable to the non-Enterprise Division portion of Seller's operations, including, but not limited to, the following (the "EXCLUDED ASSETS"):

                        (a) any of Seller's cash, bank deposits or similar cash items existing as of the close of business on the Closing Date;

                        (b) any of Seller's accounts receivable as of the Closing Date;

                        (c) any fixed assets or other tangible personal property of Seller that is not on Schedule 2.1.1(c) or
                        Schedule 2.1.1(f);

                        (d) any leaseholds or other interests in real property;

                        (e) any Intellectual Property used in products and services of Seller other than the Business Products or Business Services, and any Intellectual Property which is licensed to Buyer under the Technology License Agreement attached as Exhibit A;

                        (f) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for U.S. federal, state, local or foreign net income, franchise, gross income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, environmental, windfall profit, real or personal property taxes, customs, duties or other taxes, governmental fees or other like assessment or charges of any kind whatsoever, together with any interest due Seller thereon, for any periods prior to the Closing Date;

                        (g) any units or copies of Business Products sold or licensed in the ordinary course of business between the date hereof and the Closing Date; and

                        (h) the contracts, licenses, agreements, and instruments referred to on Schedule 2.1.2.(h).

        2.2     PURCHASE PRICE

                For and in consideration of the conveyances and assignments described herein and in addition to the assumption of liabilities as set forth in SECTION 2.4, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, a purchase price (the "PURCHASE PRICE") equal to Eighteen Million Dollars ($18,000,000.00). The Purchase Price shall be payable as described in SECTION
2.3. The Purchase Price shall be allocated among the Assets in accordance with
ARTICLE 18.

        2.3     PAYMENT OF PURCHASE PRICE

                The Purchase Price shall be payable to Sellers at the Closing as follows:

                (a) Seller received on December 21, 2000 Four Million Dollars ($4,000,000.00) pursuant to that Option Agreement dated December 19, 2000 between Buyer and Seller. Pursuant to that Option Agreement, the $4,000,000 shall be credited against the Purchase Price payable hereunder.

                (b) Buyer shall deliver the amount of Fourteen Million Dollars ($14,000,000.00) to Seller by wire transfer of federal funds to an account which will be identified by Seller not less than seven (7) days prior to the Closing Date.

        2.4     ASSUMPTION OF LIABILITIES

                At the Closing, Buyer shall assume only the liabilities and obligations of Sellers set forth below:

                (a) The liabilities and obligations of Sellers to be performed after the Closing Date under the contracts, agreements and leases set forth and described in Schedule 2.4(a); and

                (b) The liabilities and obligations of Sellers to be performed after the Closing Date under any Additional Agreements entered into after the date hereof in compliance with SECTION 6.1.

Buyer shall not assume or be deemed to assume any debts, liabilities or obligations of Sellers except as specified in this SECTION 2.4. In particular, without limiting the generality of the foregoing, Buyer shall have no liability or obligation for Seller's actions, or failure to act, prior to the Closing Date with respect to the contracts set forth in Schedule 3.3, and Buyer shall have no liability or obligation to or with regard to the individuals listed in Schedule 3.6(g) with respect to works of authorship with they may have created in the service of Seller. All such assumptions pursuant to this SECTION 2.4 shall be subject to Buyer's confirmation with creditors of existing unperformed obligations.

3       REPRESENTATIONS AND WARRANTIES BY SELLER

                Seller represents and warrants to Buyer as follows:

        3.1     ORGANIZATION AND STANDING

                Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of California. Neither the nature of the business conducted by Seller, nor the character of the properties owned, leased or otherwise held by Seller makes any such qualification necessary in any other state, country, territory or jurisdiction. Seller has the full and unrestricted power and authority, corporate and otherwise, to own, lease and otherwise to hold and operate the Assets, to carry on the business of the Enterprise Division as now conducted, and to enter into and perform the terms of this Agreement, the other Seller Documents and the transactions contemplated hereby and thereby.

        3.2     AUTHORIZATION

                The execution, delivery and performance of this Agreement and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary actions of Seller (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other Seller Document will constitute, a valid and binding agreement and obligation of Seller, enforceable in accordance with its respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles. Except as specified in SECTION 3.5, the execution, delivery and performance by Seller of this Agreement and of the other Seller Documents will not require the consent, approval or authorization of any person, entity or governmental authority.

        3.3     LITIGATION; COMPLIANCE WITH LAW

                Except as set forth in Schedule 3.3, there is no action, suit, investigation, claim, arbitration or litigation pending or threatened against or involving either Seller, the Assets, or the Enterprise Division, or the propriety of this Agreement or any other Seller Document, at law or in equity, or before or by any court, arbitrator or governmental authority, and Seller is not operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or governmental authority. No governmental agency or authority has at any time challenged, questioned, or commenced or given notice of intention to commence any investigation relating to, the legal right of Seller to conduct the business of the Enterprise Division as now or heretofore conducted by Seller. Seller has complied and is in compliance with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Seller, to the Assets, and to its business and operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters, the violation of which would materially adversely affect the Assets, the Enterprise Division, or Seller's ability to effect the transactions contemplated by this Agreement. Seller has obtained and holds all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities necessary in order to conduct its business and operations as presently conducted and to own, use and maintain the Assets.

        3.4     FINANCIAL STATEMENTS AND CONDITION; LIABILITIES

                (a) Attached hereto as Schedule 3.4 is the statement of the results of operations (before interest and income taxes) of the Enterprise Division on a separately stated basis for the fiscal year ended September 30, 2000 (the "BUSINESS OPERATING STATEMENTS"). The Business Operating Statements have been compiled from and are in accordance with Seller's books and records for the Enterprise Division (which books and records are correct and complete) in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, in all material respects (except for the omission of footnotes and as otherwise disclosed on Schedule 3.4), and fairly present in all material respects the results of operations (before interest and income taxes) and of the Enterprise Division for the periods then ended, and are correct and complete in all material respects. The amounts reflected in the Business Operating Statements (other than as of and for the period ended June 30, 2000) are as included in Seller's audited consolidated financial statements for the same periods covered thereby.

                (b) Since September 30, 2000, Seller has not made any contract, agreement or commitment or incurred any obligation or liability (contingent or otherwise) relating to the Assets, nor has there been any discharge or satisfaction of any obligation or liability owed by Seller, which is not in the ordinary course of business or which is inconsistent with past business practices, nor has there occurred any loss or material injury to the Assets as the result of any fire, accident, act of God or the public enemy, or other casualty, or any adverse material change in the Assets or in the condition (financial or otherwise) of the Enterprise Division.

        3.5     ASSETS; CONSENTS

                (a) Seller is the sole and exclusive legal and equitable owner of and has good, marketable, and insurable (at standard rates) title to the Assets free and clear of any Encumbrances, except for those Encumbrances set forth in Schedule 3.5(a), which shall be removed prior to or contemporaneously with the Closing, and those Encumbrances on the Assets set forth on Schedule 2.1.1(f).

                (b) On the Closing Date, Buyer shall acquire good, marketable and insurable title to, and all right, title and interest in, the Assets, free and clear of all Encumbrances. The Assets so acquired, together with the technology transferred pursuant to the Technology License Agreement and commercially available software licenses, at the Closing shall constitute all of the real, personal and mixed assets and property, both tangible and intangible, excluding the Excluded Assets, which are used, held for use, necessary or useful for the business and operations of the Enterprise Division.

                (c) All of the Assets to be sold hereunder are transferable by Seller by Seller's sole act and deed, and no consent on the part of any other person is necessary to validate the transfer to Buyer, except that certain of the agreements described in Schedule 3.5(c) may be assigned only with the consent of third parties.

                (d) Nothing in this Agreement shall be construed as an attempt or agreement to assign any Asset, including any license, certificate, approval, authorization, agreement, contract, lease, or other right, which by its terms or by law is nonassignable, or is nonassignable without the consent of a third party, unless and until a consent shall be given from the party whose consent would be required ("NONASSIGNABLE ASSETS"). In the event that Seller is not successful in obtaining any consent to assign an agreement set forth on
Schedule 3.5(c), and Buyer shall waive the condition to closing set forth in
SECTION 8.2, Seller agrees to cooperate with Buyer at its request and use reasonable efforts in endeavoring to obtain such consent promptly; provided, however, that such cooperation shall not require Seller to remain secondarily liable with respect to any Nonassignable Asset.

        3.6     INTELLECTUAL PROPERTY; LICENSES

                (a) Seller owns, or is licensed or otherwise possesses all necessary rights to use, all Intellectual Property that is used in the business of the Enterprise Division ("ENTERPRISE DIVISION INTELLECTUAL PROPERTY"). Except as set forth in Schedule 3.6(a), Seller owns all Enterprise Division Intellectual Property free and clear of Encumbrances.

                (b) Schedule 3.6(b) lists all (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, registered and material unregistered copyrights (including all computer software) included in the Enterprise Division Intellectual Property, including the jurisdictions in which each such item of Enterprise Division Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, (ii) licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which any person is authorized to use any Enterprise Division Intellectual Property, and (iii) licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, are or form a part of any Business Product, or otherwise are necessary for research and development or any operations of the Enterprise Division ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS").

                (c) Except as set forth in Schedule 3.6(c), there are no royalties, fees or other payments payable by Seller to any person by reason of the ownership, use, sale or disposition of Intellectual Property in the conduct of the business of the Enterprise Division. Schedule 3.6(c) identifies all licenses or similar agreements involving Third Party Intellectual Property Rights which require third party consent for assignment to Buyer or require a new license to Buyer.

                (d) To the knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Enterprise Division Intellectual Property, any trade secret material to the Enterprise Division, or any Intellectual Property right of any third party to the extent licensed by or through the Enterprise Division, or Seller on behalf of the Enterprise Division, by any third party, including any employee or former employee of Seller. Seller represents and warrants that it has the right to bring an action for the infringement or misappropriation of all of Seller's Intellectual Property that pertains to the Business Products or the Business Services or otherwise is used in the operation of the Enterprise Division.

                (e) Seller is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of Seller's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Enterprise Division Intellectual Property or Third Party Intellectual Property Rights.

                (f) To Seller's knowledge, the conduct of the business of the Enterprise Division does not infringe any patent, trademark, service mark, copyright, trade secret or other Intellectual Property right of any third party; and the Seller has not advised any third party that such third party may be infringing any Enterprise Division Intellectual Property or breaching any license or agreement involving Enterprise Division Intellectual Property.

                (g) Except as identified on Schedule 3.6(g), all officers, employees and consultants of Seller that currently are or ever have been officers, employees or consultants of the Enterprise Division have executed and delivered to Seller an agreement regarding the protection of proprietary information and the assignment to Seller of any Enterprise Division Intellectual Property arising from services performed for Seller by such persons. All employees who contributed to the Enterprise Division Intellectual Property did so within the scope of their employment with Seller. All employees and consultants who contributed to the Enterprise Division Intellectual Property have been identified on Schedule 3.6(g).

                (h) Except as set forth on Schedule 3.6(h), any third party to which Seller has disclosed or allowed access to proprietary and confidential Enterprise Division Intellectual Property has executed a confidentiality and nondisclosure agreement with respect to such Intellectual Property.

                (i) Except as set forth on Schedule 3.6.(i), no source code for any of the Business Products has been licensed or otherwise made available to any person other than Seller, Seller has treated such source code, and the data associated therewith, as confidential and proprietary business information, and has taken all reasonable steps to protect the same as trade secrets of Seller.

                (j) All Business Products perform in all material respects, free of significant bugs or programming errors, with the functions described in any published specifications or end user documentation or other information provided to customers of Seller on which such customers relied when licensing or otherwise acquiring such Business Products.

                (k) Seller has taken the actions customary in the software industry to document the software for the Business Products and its operation and the source code and documentation of or relating to the Business Products have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

                (l) Seller has not exported or transmitted Business Products or Software Tools to any country to which such export or transmission is restricted by any applicable U.S. regulation or statute, without first having obtained all necessary and appropriate United States or foreign government licenses or permits.

                (m) There are no material claims pending against Seller with respect to any warranties or maintenance obligations with respect to any Business Products or Business Services, or any claim that the Business Products have not performed.

                (n) Version 2.0 of NetObjects Collage will not include TeamFusion 1.5 which is the component of NetObjects Collage that includes the Intellectual Property being licensed to Buyer under the Technology License Agreement.

        3.7     CONTRACTS

                Set forth and described in Schedules 2.1.1(d) and 2.1.1(e) are all of the Contracts and Licenses (both written and verbal) relating to the Assets, to the Enterprise Division or to the business and operations thereof. Seller has not entered into any agreement or understanding, whether written or oral, which waives any of its rights under any such Contract or License. Seller has delivered true and complete copies of all such Contracts or Licenses relating to NetObjects Collage and all such other Seller contracts as Buyer may reasonably request (and all amendments and modifications thereto) to Buyer prior to the execution of this Agreement. The unperformed obligations ascertainable from the terms on the face of such Contracts and Licenses (and such amendments or modifications thereto), are the only existing unperformed obligations thereunder. Each Contract and License is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against, the parties thereto, except to the extent that enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles. Seller has complied with all of the provisions of such Contracts and Licenses and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. There has not been (i) any failure of any party to any such Contract or License to comply with all provisions thereof, (ii) any default by any party thereunder, (iii) any threatened cancellation thereof, (iv) any outstanding dispute thereunder, or (v) any basis for any claim of breach or default thereunder.

        3.8     CONFLICTS

                Except as set forth in Schedule 3.8, the execution and delivery of this Agreement and the other Seller Documents, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Sellers, to the Assets or to the Enterprise Division, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Seller's articles of incorporation or bylaws, or any contract, agreement, lease, commitment, or understanding to which Seller is a party or by which Seller is bound or to which any of the Assets or the Enterprise Division is subject, or result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the Assets.

        3.9     TAXES

                Seller has filed all tax returns and forms required to be filed, and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due pursuant to such returns or without returns or pursuant to any assessments received by Seller. Such returns and forms are true and correct, and Seller is not required to pay any other taxes except as shown on such returns. Seller is not a party to any pending action or proceeding, and there is no action or proceeding threatened by any government or authority against Seller, for assessment or collection of taxes; and no unresolved claim for assessment or collection of taxes has been asserted against Seller. Prior to the Closing Date, Seller shall pay all tax assessments or other tax liabilities when due with respect to the ownership, business or operations of the Assets. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of Seller for any period.

        3.10    EMPLOYEE BENEFIT PLANS; ERISA

                (a) Schedule 3.10(a) contains a true and complete list and description of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and each bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance, termination pay, welfare, retiree medical or retiree life insurance, plan, program, agreement or arrangement, and any other employee benefit plan, program, agreement or arrangement, labor arrangement or agreement, trust, plan, fund or other arrangement in effect as of the date hereof for the benefit or welfare of any director, officer, employee or former employee of Seller (each, a "SELLER PLAN").

                (b) Seller has provided to Buyer prior to the Closing complete copies of all Seller Plans together with a copy of (i) a written description of any oral Seller Plans, (ii) the current summary plan description and summary of material modifications, if applicable, (iii) the most recently prepared actuarial report, financial statement and Form 5500 prepared for each Seller Plan (if applicable), and (iv) a copy of the most recent determination letter received for each qualified plan or, if no such letter exists, a copy of the most recently submitted determination letter application.

                (c) Each Seller Plan is in material compliance with all applicable laws including ERISA and the Code. No condition exists that is reasonably expected to subject Seller to a material civil penalty under Section 502(i) of ERISA, material liability under Section 4069 of ERISA or 4795 or 4980B of the Code, the loss of a federal tax deduction under Sections 280G or 404 of the Code, to any penalties or tax liability arising from the loss of qualification under Section 401(a) of the Code or other material liability with respect to Seller Plans as a fiduciary or otherwise that is not reflected on the Seller Balance Sheet.

                (d)     Each Seller Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained in respect thereof that is intended to qualify under Section 501 of the Code, so qualifies and a favorable determination letter has been received from the IRS for changes required by the Tax Reform Act 1986, or an application therefor has been timely made in respect of each such Seller Plan and related trust, and the IRS has taken no action to revoke or refuse to issue any such letter. Each Seller Plan that is required to file Forms 5500 with the IRS has timely done so in respect of each completed plan year.

                (e) None of the Seller Plans is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or is or has been subject to Sections 4063 or 4064 of ERISA.

                (f) All contributions required to have been made in respect of all the Seller Plans (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid prior to the Closing Date. No accumulated funding deficiencies exist in any of the Seller Plans subject to Section 412 of the Code.

                (g) There is no "amount of unfunded benefit liabilities" as defined in Section 4001(A)(18) of ERISA in any of the respective Seller Plans which are "employee pension plans," as defined in Section 3(2) of ERISA subject to Title IV of ERISA, utilizing the actuarial assumptions prescribed for use by the Pension Benefit Guaranty Corporation for such calculations.

                (h) No Seller Plan or other agreement or arrangement will provide a benefit or payment, or an increased benefit or payment, or acceleration or realization of any rights to any person as a result of the transactions contemplated by this Agreement.

        3.11    ENVIRONMENTAL MATTERS

                With respect to environmental matters:

                (a) the operations of the Enterprise Division have been and are in compliance with all applicable Environmental Laws and all permits, licenses or other authorizations issued pursuant to Environmental Laws ("ENVIRONMENTAL PERMITS"), and Seller has obtained all Environmental Permits necessary to operate the business;

                (b) there are no judicial or administrative proceedings pending or, to the knowledge of Seller, threatened against Seller alleging the violation of any Environmental Laws;

                (c) there are no investigations pending or, to the knowledge of Seller, threatened against Seller which could lead to the imposition of any liability pursuant to any Environmental Laws; and

                (d) Seller has not received any notice claiming any violation of any Environmental Laws or any Environmental Permit.

        3.12    LABOR RELATIONS

                (a) There are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or threatened between Seller and any of its employees or agents or any union or collective bargaining unit.

Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. Except as set forth in Schedule 3.12(a) hereto, there are no collective bargaining agreements, employment agreements between Seller and any of its respective employees or professional service contracts not terminable at will relating to the Enterprise Division. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity. Except as set forth in Schedule 3.12(a) hereto, no employee of Seller has any contractual right to continued employment by Seller following consummation of the transactions contemplated by this Agreement. Seller has previously delivered to Buyer an accurate and complete list, dated as of the date of this agreement, of all employees of the Enterprise Division, and the positions with Seller and the rate of compensation (including salary, bonuses and commissions) of each such employee.

                (b) Except as set forth in Schedule 3.12(b), neither Seller nor any of Seller's employees is a party to any contract containing provisions that limit in any way the ability of Seller or any of Seller's employees prior to the Closing, or Buyer or any of Seller's employees who become employees of Buyer after the Closing to engage in the Enterprise Division business.

                (c) Except as set forth on Schedule 3.12(c), no Enterprise Division employees have brought any claims or grievances against Seller, whether through a formal or informal grievance process.

        3.13    INSURANCE

                All of the assets of the Enterprise Division, including, but not limited to the Assets and the technology which is the subject of the Technology License Agreement are insured on the date hereof and will continue to be insured through the Closing Date against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the Assets, the technology which is the subject of the Technology License Agreement, and the Enterprise Division (including the business and operations thereof).

        3.14    INVENTORY

                All inventory of the Enterprise Division, whether or not reflected in the Business Operating Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Business Operating Statements. All inventories not written off have been priced at cost. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Enterprise Division.

        3.15    DISCLOSURE

                All facts of material importance to the Assets and to the Enterprise Division have been fully and truthfully disclosed to Buyer in this Agreement. No representation or warranty by Seller in, and no document, statement, certificate, opinion letter, schedule or exhibit to be furnished or delivered to Buyer pursuant to, this Agreement or any other Seller Document contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.

4       REPRESENTATIONS AND WARRANTIES BY BUYER

                Buyer represents, warrants and covenants to Sellers as follows:

        4.1     ORGANIZATION AND STANDING

                Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Buyer has all the requisite corporate power and corporate authority to enter into and perform the terms of this Agreement and the other Buyer Documents and to carry out the transactions contemplated hereby and thereby.

        4.2     AUTHORIZATION

                The execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each such other Buyer Document will constitute, a valid and binding agreement and obligation of Buyer, enforceable in accordance with its respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles. The execution, delivery and performance of this Agreement by Buyer will not require the consent, approval or authorization of any person, entity or governmental authority which has not been received as of the date of this Agreement.

        4.3     COMPLIANCE WITH LAW

                The execution and delivery of this Agreement, the fulfillment of and the compliance with the respective terms and provisions of this Agreement, and the consummation of the transactions described in this Agreement, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Buyer, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Buyer's articles of incorporation or bylaws, or any contract, agreement, lease, commitment, or understanding to which Buyer is a party or by which Buyer is bound. Except as specified on Schedule 4.3, the execution, delivery and performance by Buyer of this Agreement and any agreements contemplated hereby will not require the consent, approval or authorization of any person, entity or governmental authority which has not been obtained as of the date hereof.

5       HART-SCOTT-RODINO

                As promptly as practicable, to the extent required, and no later than five (5) business days following the execution of this Agreement, Sellers and Buyers shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall mutually agree that no such filing is required. Sellers and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of such Act.

6       COVENANTS AND AGREEMENTS OF SELLER

                Seller covenants and agrees with Buyer as follows:

        6.1     NEGATIVE COVENANTS

                Pending and prior to the Closing, Seller will not, without the prior written approval of Buyer, do or agree to do any of the following:

                6.1.1   DISPOSITIONS; MERGERS

                Sell, assign, lease or otherwise transfer or dispose of any of the Assets or any of the technology subject to the Technology License Agreement; or merge or consolidate with or into any other entity or enter into any agreements relating thereto; provided, however, that Seller may sell, assign, lease or otherwise transfer or dispose of any Asset if such Asset is expended in the ordinary course of business, consistent with Seller's past business practices and with customary practices in the software industry, and property or equipment of like kind and equivalent value is substituted therefor.

                6.1.2   ACCOUNTING PRINCIPLES AND PRACTICES

                Change or modify any of Seller's accounting principles or practices or any method of applying such principles or practices.

                6.1.3   ADDITIONAL AGREEMENTS

                Materially modify or amend any Contract or License or enter into any other contracts, leases, commitments, understandings, licenses, or other agreements (collectively, "ADDITIONAL AGREEMENTS") or incur any obligation or liability (contingent or absolute); provided, however, that Seller may enter into such Additional Agreements in the ordinary course of business consistent with Seller's past business practices and with customary practices in the software industry, so long as such Additional Agreements do not involve revenues, payments or obligations in excess of Twenty Thousand Dollars ($20,000.00) for each such Additional Agreement in any month, or Sixty Thousand Dollars ($60,000.00) for all such Additional Agreements in any month in the aggregate, and each such Additional Agreement is terminable on not more than thirty (30) days' prior written notice and provided further that Buyer's consent shall not be unreasonably withheld.

                6.1.4   BREACHES; EMPLOYMENT CONTRACTS

                Do or omit to do any act (or permit such action or omission) which will cause a material breach of any Contract or License or any other contract, understanding, commitment, obligation, lease, license or other agreement to which Seller is a party or by which Seller is bound; or with respect to Enterprise Division employees only, enter into or become subject to any employment, labor or union contract, any professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; or increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee.

                6.1.5   OFFERS TO EMPLOYEES

                Offer employment to any Enterprise Division employee elsewhere than with the Enterprise Division or take any action at any time to prevent or to discourage any Enterprise Division employee from remaining employed in connection with the business and operations of the Enterprise Division, unless Buyer communicates to Seller its intention not to hire the Enterprise Division employee. The employees of the Enterprise Division at the date hereof are set forth on Schedule 6.15.

                6.1.6   NO INCONSISTENT NEGOTIATIONS

                Seller shall not and shall not authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of Seller to sell, dispose of or encumber the Assets, or any material portion thereof, or consider or solicit any offers, engage in any negotiations, or make any agreements with respect to the sale or disposition of the Assets or any material portion thereof. Seller shall inform other persons with which it has been discussing the possible sale of the Assets that Seller has entered into this Agreement, and Seller shall notify Buyer promptly in writing following receipt of any unsolicited inquiries or offers with respect to the foregoing.

        6.2     AFFIRMATIVE COVENANTS

                Pending and prior to the Closing Date, Seller will:

                6.2.1   PRESERVE EXISTENCE

                Preserve its corporate existences and business organizations intact, maintain its existing licenses, use its best efforts to preserve for Buyer its relationships with suppliers, customers, employees and others having business relations with them, insofar as they related directly to the Enterprise Division, and keep all Assets in their present condition, ordinary wear and tear excepted.

                6.2.2   NORMAL OPERATIONS

                Subject to the terms and conditions of this Agreement (including, without limitation, SECTION 6.1), (i) carry on the Enterprise Division businesses and activities, in the usual and ordinary course of business consistent with Seller's past business practices and with customary practices in the software industry; (ii) use its best efforts to preserve its present business organization and relationships; (iii) pay or otherwise satisfy all of its obligations (cash and barter) as they come due and payable; (iv) maintain all of its properties in customary repair, order and condition; (v) maintain its books of account, records, and files in substantially the same manner as heretofore; and (vi) pay the full salary of and any and all other compensation due to each Enterprise Division employee through the Closing Date.

                6.2.3   TAXES

                Pay or discharge when due and payable all tax liabilities and obligations, including without limitation those for federal, state or local income, property, unemployment, withholding, sales, transfer, stamp, documentary, use and other taxes.

                6.2.4   CORPORATE ACTION

                Take all corporate action under the law of any state having jurisdiction over Seller necessary to effectuate the transactions contemplated by this Agreement and by the other Seller Documents.

                6.2.5   TRANSFER TAX; BULK SALES

                Take all necessary action to provide for the payment of all applicable state sales, transfer or use taxes, and to comply with all applicable bulk transfer and similar laws, in connection with the transactions contemplated by this Agreement and the other Seller Documents.

                6.2.6   ACCESS

                Subject to the provisions of ARTICLE 12, give to Buyer and Buyer's authorized representatives full and complete access upon reasonable notice during normal business hours to Seller's properties, books, records, contracts, commitments, facilities, premises, and equipment and to Seller's officers and employees. In addition, with Seller's consent, which shall not be withheld unreasonably, Buyer may contact vendors, customers, suppliers, manufacturers and others with whom Seller does business in connection with the business and operations of the Enterprise Division; provided, however, that Buyer will notify Seller prior to making such contact.

                6.2.7   OTHER INFORMATION

                Subject to the provisions of ARTICLE 12, provide to Buyer all such other information and copies of documents concerning Seller, the operation of the Enterprise Division and the Assets, and Seller's Enterprise Division customers and suppliers, as Buyer may reasonably request.

                6.2.8   INSURANCE

                Maintain in full force and effect all of their existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.

                6.2.9   FINANCIAL STATEMENTS

                Provide Buyer with unaudited monthly statements of assets and liabilities of Seller, and statements of revenues and expenses reflecting the results of business and operations of the Enterprise Division and of Seller beginning with December 2000 and for each month thereafter, within twenty (20) days of the end of each such month. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in
SECTION 3.4.

                6.2.10  CONSENTS

                Obtain all third party consents required to assign to Buyer those agreements and licenses set forth on Schedule 3.5(c) and Schedule 3.6(c), excluding the license to use the Unisys GIF patents.

                6.2.11  AGREEMENTS

                (a) In the event that any third party contractor used by Seller in the conduct of the business of the Enterprise Division shall terminate its agreement or arrangement with Seller between the date of this Agreement and the Closing Date, Seller shall use commercially reasonable efforts to procure a replacement third party contractor on substantially the same terms and conditions as the terminated contractor.

                (b) In the event that any License is terminated between the date of this Agreement and the Closing Date, Seller shall use commercially reasonable efforts to procure a replacement License on substantially the same terms and conditions as the terminated License.

                (c) Prior to the Closing Date, Seller shall provide Buyer with copies of all contracts entered into between the date of this Agreement and the Closing Date pursuant to which NetObjects Collage is licensed.

                6.2.12  STOCKHOLDER CONSENT

                Seller will use its best efforts to have obtained the binding consent of its stockholders to the sale of the Enterprise Division expeditiously following the date of this Agreement.

        6.3     BEST EFFORTS

                Between the date of this Agreement and the Closing Date, Seller and Buyer will use their Best Efforts to cause the conditions in ARTICLES 8 and 9 to be satisfied.

        6.4     EMPLOYEES

                (a) For a period commencing upon the execution of this Agreement and ending twelve (12) months following the Closing Date, Seller and its Affiliates will not offer employment to any Enterprise Division Employee without the prior written approval of Buyer. Prior to the Closing Date, Buyer may offer employment to the Enterprise Division Employees and in such event Seller shall release the Enterprise Division Employee from any obligation to Seller, but Seller shall retain any obligation it may have to the Enterprise Division Employees with respect to their employment with Seller up to and including the Closing Date, including without limitation with respect to their employment, training or educational benefits, severance pay or other termination benefits, and shall indemnify Buyer for any claim with respect thereto by any Enterprise Division Employee in accordance with SECTION 17.2. Seller shall retain any obligation it may have to an Enterprise Division Employee with respect to vacation, limited only to the extent to which Buyer has assumed the liability for a particular Enterprise Division Employee's vacation in an employment agreement with that Enterprise Division Employee.

                (b) For a period commencing upon the execution of this Agreement and ending ninety (90) days following the Closing Date, Seller will provide training, to Buyer's sales and support employees, relating to the Business Products and the Business Services as described in further detail on
Schedule 6.4(b).

        6.5     TAKEOVER STATUTES

                If any "fair price," "moratorium," "control share acquisition," or other anti-takeover statute or similar statute or regulation, or any provision of the Seller's Certificate of Incorporation, Bylaws or other constitutive documents shall become applicable to this Agreement or any of the other transactions contemplated hereby or thereby, the Seller and its Board of Directors shall take all action necessary to ensure that this Agreement and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable and otherwise to minimize the effect of such statute, regulation or provision on this Agreement and the other transactions contemplated hereby and thereby.

        6.6     ANNOUNCEMENTS

                Except for statements and regulatory filings as may be required by applicable law or any governmental authority, neither Seller nor any of its agents or Affiliates shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated herein without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

7       COVENANTS AND AGREEMENTS OF BUYER

                Buyer covenants and agrees with Seller as follows:

        7.1     CORPORATE ACTION

                Prior to the Closing, Buyer's parent company stockholder, MERANT plc, shall take all corporate action under the law of England and Wales necessary to effectuate the transactions contemplated by this Agreement and the other Buyer Documents.

        7.2     ANNOUNCEMENTS

                Except for statements and regulatory filings as may be required by applicable law or any governmental authority, neither Buyer nor any of its agents or Affiliates shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated herein without the prior written consent of Seller, which consent shall not be unreasonably withheld.

8       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

                The obligations of Buyer to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

        8.1     REPRESENTATIONS AND COVENANTS

                Except as set forth in this Agreement or in the schedules to this Agreement, the representations and warranties of Seller made in this Agreement or in any other Seller Document shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any other Seller Document to be performed or complied with by Seller prior to the Closing.

        8.2     CONSENTS

                Seller shall have obtained prior to the Closing Date all consents necessary to effect valid assignments to Buyer of all of the contracts and licenses specified in Schedule 3.5(c) and Schedule 3.6(c) and all other consents necessary to consummate the transactions contemplated hereby.

        8.3     DELIVERY OF DOCUMENTS

        Seller shall have delivered to Buyer all agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to SECTION 10.2.

        8.4     FINANCIAL STATEMENTS

                Seller shall have provided Buyer with the financial statements referred to in SECTION 6.2.9 hereof.

        8.5     LEGAL PROCEEDINGS

                No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate the transactions contemplated by this Agreement or any other Seller Document, other than an action or proceeding instituted or threatened by Buyer.

        8.6     EMPLOYMENT AGREEMENTS WITH DESIGNATED EMPLOYEES

                Buyer shall have entered into an employment agreement to be effective on the Closing Date with each Designated Employee.

        8.7     HART-SCOTT-RODINO

                All required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been made and all applicable waiting periods shall have expired.

        8.8     ABSENCE OF MATERIAL CHANGE

                Neither the Enterprise Division nor the Assets shall have suffered a material adverse change since the date of this Agreement, and there shall have been no changes since the date of this Agreement in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of Seller, of the Enterprise Division or of the Assets (regardless of whether or not such events or changes are consistent with the representations and warranties given herein by Seller), except changes contemplated by this Agreement and changes in the ordinary course of business which are not (either individually or in the aggregate) materially adverse. For purposes of this
SECTION 8.8, a "material adverse change" shall be deemed not to include continuing losses that are consistent with Seller's historical losses through December 31, 2000.

        8.9     GOVERNMENT CONSENTS

                All material consents, orders, permits or authorizations of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for transactions contemplated by this Agreement shall have been filed, expired or been obtained, other than those, that, individually or in the aggregate, the failure to be filed, expired or obtained would not, in the reasonable opinion of Buyer and the Seller, have a material adverse effect on Buyer or the Seller. Each of Buyer and the Seller shall be reasonably satisfied that: (a) (i) the transactions contemplated by this Agreement do not constitute a merger qualifying for investigation under section 64 of the Fair Trading Act 1973; or (ii) is not prohibited by section 2 or section 18 of the Competition Act 1998 and (b) the Agreement does not constitute a "concentration within a Community dimension" within the meaning of Article 1 of Council Regulation (EC) 4064/89.

        8.10    U.K. TREASURY CONSENT

                H.M. Treasury shall have consented pursuant to Section 765(1)(C) of the Income and Corporation Taxes Act 1988, or H.M. Treasury shall have confirmed that no such consent is required, in connection with the transactions contemplated hereby.

        8.11    TECHNOLOGY LICENSE AGREEMENT

                Buyer and Seller shall have entered into the Technology License Agreement.

9       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

                The obligations of Seller to sell, transfer, convey and deliver the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:

        9.1     REPRESENTATIONS AND COVENANTS

                The representations and warranties of Buyer made in this Agreement or in any other Buyer Document shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing.

        9.2     DELIVERY BY BUYER

                Buyer shall have delivered to Seller all agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to SECTION 10.3.

        9.3     LEGAL PROCEEDINGS

                No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) that might restrain, prohibit, or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller.

        9.4     HART-SCOTT-RODINO

                All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or the parties have received official notice of early termination of the waiting period.

        9.5     STOCKHOLDER CONSENT AND NOTIFICATION

                Seller will have used its best efforts to have obtained the binding consent of its stockholders to the sale of the Enterprise Division expeditiously following the date of this Agreement.

10      THE CLOSING

        10.1    CLOSING

                The Closing hereunder shall be held on a date specified by Buyer (the "CLOSING DATE"), and in any event not later than two (2) business days following the satisfaction of all conditions precedent to closing. The Closing shall be held at 10:00 A.M. local time at the offices of Seller, 301 Galveston Road, Redwood City, California 94063 or at such other time and place as the parties may agree.

        10.2    DELIVERY BY SELLER

                At or before the Closing, Seller shall deliver to Buyer:

                10.2.1  AGREEMENTS AND INSTRUMENTS

                The following bills of sale, statements, assignments and other instruments of transfer, dated as of the Closing Date, in form sufficient to transfer and convey to Buyer title (of the quality provided for in this Agreement) to the Assets and satisfactory to counsel to Buyer:

                        (i)     the Bill of Sale;

                        (ii)    the Assignment of Contracts;

                        (iii)   the Technology License Agreement;

                        (iv)    the Assumption Agreement; and

                        (v) Such other certificates, opinions, instruments or documents as Buyer may reasonably request in order to effect and document the transactions contemplated hereby.

                10.2.2  CONSENTS

                Copies of all consents necessary to effect valid assignments to Buyer of all of the contracts and licenses listed on Schedule 3.5(c) and
Schedule 3.6(c), excluding the license to use the Unisys GIF patents.

                10.2.3  CERTIFICATE CONCERNING AMENDMENTS AND
                          ADDITIONAL AGREEMENTS

                A certificate of Seller describing all amendments or modifications to any Contracts or Licenses and all Additional Agreements made or entered into between the date hereof and the Closing Date, and certifying that each amendment or modification and/or each such Additional Agreement, as the case may be, were entered into in accordance with SECTION 6.1.

                10.2.4  UCC REPORT

                A report dated not more than ten (10) days prior to the Closing Date of the appropriate filing officers in the jurisdictions specified in
Schedule 10.2.4 regarding absence of filings with their respective offices under the Uniform Commercial Code of financing statements naming Seller as debtor with respect to any of the Assets.

                10.2.5  CERTIFIED RESOLUTIONS

                A copy of the resolutions of directors and shareholders of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby (ii) a copy of the by-laws of Seller, and (iii) copy of the certificate of incorporation of Seller, all certified by the Secretary of Seller as being true, correct and complete as of the Closing Date;

                10.2.6  OFFICERS' CERTIFICATES

                        (i) A certificate of Seller signed by its President and Chief Financial Officer certifying that the representations and warranties of Seller made herein and in the other Seller Documents were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Seller has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Seller on or prior to the Closing; and

                        (ii) A certificate signed by the Secretary of Seller as to the incumbency of certain officers of Seller.

                10.2.7  OPINION OF COUNSEL

                An opinion of counsel to Seller, dated the Closing Date, addressed to Buyer, substantially in the form attached hereto as Exhibit B, covering the matters addressed under SECTIONS 3.1, 3.2, and 3.8, subject to customary exclusions for legal opinions rendered by California counsel.

        10.3    DELIVERY BY BUYER

                At or before the Closing, Buyer shall deliver to Seller:

                10.3.1 PURCHASE PRICE PAYMENT

                The Purchase Price in the amount and manner set forth in
ARTICLE 2.

                10.3.2  AGREEMENTS AND INSTRUMENTS

                The following agreements and instruments:

                        (i)     the Assumption Agreement;

                        (ii)    the Technology License Agreement; and

                        (iii) Such other certificates, instruments or documents as Seller may reasonably request in order to effect and document the transactions contemplated hereby.

                10.3.3  CERTIFIED RESOLUTIONS

                Copies of the resolutions of the directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby.

                10.3.4  OFFICERS' CERTIFICATE

                A certificate of Buyer signed by the President and the Secretary of Buyer certifying that the representations and warranties of Buyer made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Buyer has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing.

        10.4    APPORTIONMENT AT CLOSING DATE; CUSTOMER BILLING

                At the Closing, the parties shall make without duplication the usual and customary adjustments relating to the Enterprise Division as of close of business on the business day immediately preceding the Closing Date, including security deposits, rebates and royalties, deposits and prepaid expenses and any other ongoing charges and all such payments, taxes and charges shall be apportioned and adjusted as of close of business on the business day immediately preceding the Closing Date, and at the Closing the net amount thereof shall be paid pro rata by Seller to Buyer or by Buyer to Seller, as the case may be. For assigned Contracts for Business Services under which payment by the customer is due after the Closing Date on account of both services performed by Seller prior to the Closing Date and services performed by Buyer after the Closing Date, Seller and Buyer shall share the payment based upon the proportionate value of the services rendered by each, as determined in accordance with the terms of the Contract. Any such apportionments and adjustments shall be subject to correction for any errors or omissions that subsequently may be discovered, provided that the party discovering such error or omission provides written notice of same to the other party not later than one year after the Closing Date. Such other party shall, within 20 days after receipt of such notice, reimburse the party delivering such notice for the full amount of such error or omission. With respect to any prorated items for which tax credits or expense deductions may be taken, Buyer and Seller shall be entitled to take such tax credits and expense deductions in accordance with the liability allocated to each of them, respectively, for such items pursuant to such prorating.

11      TERMINATION

        11.1    TERMINATION

                (a) This Agreement may be terminated on or prior to the Closing Date as follows:

                        (i)     by written consent of Seller and Buyer;

                        (ii) by Seller or Buyer if it reasonably concludes that a condition to its obligation to close set forth in ARTICLE 8 or 9, as the respective case may be, cannot be satisfied prior to March 1, 2001;

                        (iii) by Seller if there shall have been a breach by Buyer, or by Buyer if there shall have been a breach by Seller, of any of their respective representations and warranties set forth in this Agreement, which breach would entitle the party receiving the representation or warranty not to consummate the transactions contemplated hereby under SECTION 8.1 (in the case of a breach of representation or warranty by Seller) or SECTION 9.1 (in the case of a breach of representation or warranty by Buyer), which breach shall not have been cured within 20 Business Days following receipt by the breaching party of written notice of the breach from Buyer or Seller;

                        Notwithstanding SECTION 11.1(a)(ii)-(iii) hereof, a party who is or whose Affiliate is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to SECTION 11.1(a)(ii)-(iii).

                (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other party of a written notice of the termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in
SECTION 11.2.

        11.2    SURVIVAL AFTER TERMINATION

                If this Agreement is terminated in accordance with SECTION 11.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of SECTIONS 6.6 and 7.2 and ARTICLES 13, 21 and 22 provided, however, that the termination shall not relieve any party of any liability for any breach of this Agreement.

12      CONDUCT FOLLOWING CLOSING

        12.1    ACCESS TO INFORMATION

                After the Closing Date, Buyer will provide to Seller and to Seller's officers, employees, counsel and other representatives upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), reasonable access for inspection and copying of any Business Records, Governmental Permits, Contracts, Licenses and any other information existing as of the Closing Date and relating to the Business which Seller reasonably chose not to copy prior to the Closing Date.

        12.2    ACCESS TO PERSONNEL

                After the Closing Date, Seller and Buyer will make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions, operations or activities, relating to the Business or the Purchased Assets prior to the Closing Date, and as otherwise may be necessary or desirable to enable the party requesting such assistance to (i) comply with reporting, filing or other requirements imposed by any foreign, local, state or federal court, agency or regulatory body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or, (iii) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.

        12.3    TRADEMARK ABANDONMENT

                Within five (5) business days after the Closing Date, Buyer shall file with the U.S. Patent and Trademark Office an express abandonment of the pending application for federal registration of NETOBJECTS COLLAGE, U.S. Trademark Application Serial No. 75/919,260, and Buyer shall, within ten (10) business days after the Closing Date, provide Seller proof that such express abandonment was filed. Furthermore, Buyer shall provide a copy of the notification from the U.S. Patent and Trademark Office that such express abandonment has been accepted, within ten (10) business days of Buyer receiving such notification.

13      PROTECTION OF PROPRIETARY INFORMATION

        13.1    AGREEMENT TO KEEP CONFIDENTIAL

                Except as provided in SECTION 6.2, between the date of this Agreement and for a period of three years following the Closing Date, Buyer and Seller agree that each will use the same procedures to keep confidential all of the other's proprietary information, on a confidential basis that is received from, or made available by, the other in the course of the transactions contemplated hereby, as it uses to protect its own confidential information. Such information includes, for purposes of this ARTICLE 12, information about the other's business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, and business information, if such information is marked as "Confidential Information."

        13.2    SELLER'S OBLIGATION

                Except as provided in SECTION 6.2, Seller shall use the same procedures to keep confidential the proprietary information conveyed to Buyer as part of the Assets as Seller uses to protect its own confidential information.

        13.3    INFORMATION NOT CONFIDENTIAL

                Notwithstanding the foregoing, such proprietary information shall not be deemed confidential and no party hereto shall have any obligation with respect to any such Proprietary Information that:

                        (a)     was already known to such party;

                        (b)     is or becomes publicly known through
publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of such party;

                        (c) is received by such party from a third party without similar restriction and without breach of this Agreement;

                        (d)     is independently developed by such party; or

                        (e) is required to be disclosed under applicable law or judicial process, including reports required to be publicly filed with the Securities and Exchange Commission.

        13.4    PROTECTIVE ORDER

                If any party hereto is requested or required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any proprietary information, such party will promptly notify the other party of such request or requirement and will cooperate with such other party's efforts to seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, any party is in the written opinion of such party's counsel compelled to disclose the proprietary information or else stand liable for contempt or suffer other censure or significant penalty, such party may disclose only so much of the proprietary information to the third party compelling disclosure as is required by law. In such case, such party will exercise its good faith efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such proprietary information.

14      AGREEMENT NOT TO COMPETE

                In connection with the transactions contemplated by this Agreement, the Seller, covenants and agrees that it shall not compete at any time, directly or indirectly with Buyer in owning, managing, operating, controlling or being a consultant to, participating or having any ownership interest in, or being connected in any material respect with the ownership, management, operation or control of any enterprise which engages in the business of providing software services similar to that of the Enterprise Division for a period of two (2) years following the Closing Date.

15      POSSESSION AND CONTROL

                Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Enterprise Division, and such operation, including complete control and supervision of all programs, shall be the sole responsibility of Seller; provided, however, that Buyer shall be entitled to inspect the Assets as provided in SECTION 6.2 so that an uninterrupted and efficient transfer of ownership may be effected. On and after the Closing Date, Seller shall have no control over, or right to intervene or participate in, the business and operations of the Enterprise Division.

16      RISK OF LOSS

                The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon Seller. In the event of such loss or damage prior to the Closing Date, Seller shall make commercially reasonable efforts to promptly restore, replace or repair the damaged Assets to their previous condition at Seller's sole cost and expense. In the event such loss or damage shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall, at its option, either:

                (a) proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage; provided, however, that if such proceeds do not equal the loss, Seller shall pay the deficiency to Buyer, or

                (b) defer the Closing Date until such restorations, replacements or repairs are made (provided that no such deferral shall affect the rights of the parties hereto to terminate this Agreement pursuant to the provisions of ARTICLE
11).

17      SURVIVAL; INDEMNIFICATION

        17.1    SURVIVAL OF SELLER'S REPRESENTATIONS

                The representations and warranties made by Seller in this Agreement or pursuant hereto shall survive the Closing Date for a period of sixteen (16) months, and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of Buyer, provided, however, that the representations and warranties made in SECTIONS 3.5 and 3.6, and all other representations and warranties as they relate to the Excluded Assets or the non-Enterprise Division portion of the Seller's business or any liability not expressly assumed by Buyer, shall survive indefinitely. However, a cause of action arising under any representation or warranty which terminates on the date which is sixteen (16) months after the Closing Date shall be preserved to the extent that notice of a Claim in accordance with SECTION 17.5 hereof shall have been delivered on or before such date to Seller..

        17.2    INDEMNIFICATION BY SELLER

                17.2.1 SELLER INDEMNIFIED LOSSES

                Subject to the conditions and provisions of SECTION 17.5, Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements (together, "LOSSES"), asserted against, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from (a) any liability or obligation of or claim against Seller or Buyer (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability or obligation or claim) not expressly assumed by Buyer pursuant to SECTION 2.4, arising out of, relating to or resulting from the businesses of Seller, or relating to or resulting from the Assets or the business and operations of the Enterprise Division during the period prior to the Closing Date; (b) any misrepresentation or breach of the representations and warranties of Seller contained in or made pursuant to this Agreement or any other Seller Document; or (c) any noncompliance by Seller with any covenants, agreements or undertakings of Seller contained in or made pursuant to this Agreement or any other Seller Document. In the event of any indemnification of Buyer pursuant to this SECTION 17.2, Buyer shall be entitled, in addition to its rights and remedies at law or in equity, to deduct the amount of such indemnification from any payment made to Buyer in connection with this Agreement or the transactions contemplated hereby.

                17.2.2  LIMITATIONS ON SELLER LIABILITY

                Seller's liability for claims made under SECTION 17.2.1 shall be subject to the following limitations: (i) Seller shall have no liability for any claims under $10,000 or until the aggregate amount of the Losses incurred by Buyer shall exceed $70,000, in which case Seller shall become liable for all Losses and not just the portion of the Losses exceeding $70,000 and (ii) Seller's aggregate liability for all Losses claimed under SECTION 17.2.1 shall not exceed $10 million; provided, however, that Seller's aggregate liability for any breach of the representations and warranties in SECTIONS 3.5 and 3.6 shall not be subject to the foregoing limitations and provided, further, that Buyer shall be able to recover in full for any Losses incurred as a result of a claim brought against Buyer resulting from the Excluded Assets (other than matters subject to the Technology License Agreement, which will be subject to the foregoing limitations) or the non-Enterprise Division portion of the Seller's business or any liability not expressly assumed by Buyer pursuant to SECTION 2.4 of this Agreement. Buyer may not make a claim for indemnification under SECTION
17.2.1 for breach by Seller of a particular representation or warranty after the expiration of the survival period specified in SECTION 17.1.

        17.3    SURVIVAL OF BUYER'S REPRESENTATIONS

                The representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive the Closing Date for a period of sixteen (16) months. However, a cause of action arising under any representation or warranty which terminates on the date which is sixteen (16) months after the Closing Date shall be preserved to the extent that notice of a Claim in accordance with SECTION 17.5 hereof shall have been delivered on or before such date to Buyer.

        17.4    INDEMNIFICATION BY BUYER

                17.4.1  BUYER INDEMNIFIED LOSSES

                Subject to the conditions and provisions of SECTION 17.5, Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against all demands, claims, complaints, actions or causes of action, suits, proceedings, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from (a) any liability or obligation of or claims against Seller (whether absolute, accrued, contingent or otherwise and whether contractual, tax or any other type of liability or obligation or claim) expressly assumed by Buyer hereunder, arising out of, relating to or resulting from the business of Buyer, or relating to or resulting from the Assets or the business and operations of the Enterprise Division during the period after the Closing Date; (b) any misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement; or (c) any noncompliance by Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement.

                17.4.2  LIMITATIONS ON BUYER LIABILITY

                Buyer's liability for claims made under SECTION 17.4.1 shall be subject to the following limitations: (i) Buyer shall have no liability for any claims under $10,000 or until the aggregate amount of the Losses incurred by Seller shall exceed $70,000, in which case Buyer shall become liable for all Losses and not just the portion of the Losses exceeding $70,000 and (ii) Buyer's aggregate liability for all Losses claimed under SECTION 17.4.1 shall not exceed $10 million.

        17.5    CONDITIONS OF INDEMNIFICATION

                The obligations and liabilities of Seller and of Buyer hereunder with respect to their respective indemnities pursuant to this ARTICLE 17, resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, "CLAIMS"), shall be subject to the following terms and conditions:

                (a) The party seeking indemnification (the "INDEMNIFIED PARTY") must give the other party or parties, as the case may be (the "INDEMNIFYING PARTY"), notice of any such Claim promptly after the Indemnified Party receives notice thereof, and the Indemnified Party must give the Indemnifying Party such information with respect to such Claim as the Indemnifying Party may reasonably request;

                (b) The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice of the Claim, to undertake, by counsel or other representatives of its own choosing, the defense of such claim and, subject to the other provisions of this SECTION 17.5, control the settlement of such Claim;

                (c) In the event that the Indemnifying Party shall not elect to undertake such defense within the time provided, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof); and

                (d) If there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, (i) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (iii) in the event that the Indemnifying Party undertakes defense of any Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Claim.

                (e) In the event a claim for indemnification is made by Buyer based on an alleged breach by Seller of SECTION 3.5 or 3.6 (an "Infringement Claim"), in lieu of the procedures set forth in SECTION 17.5(d), the following procedures shall apply: Buyer shall have the right to participate in (but not control), at its expense, the defense of any Infringement Claim that Seller is defending as provided in this Agreement. Buyer shall cooperate with Seller in a reasonable way to facilitate the settlement or defense of such Infringement Claim, and shall not acknowledge the validity of any alleged Infringement Claim or of any patent, copyright or any third party, or otherwise make statements that could reasonably be expected to have the effect of hampering or undermining Seller's defense or settlement of the Infringement Claim. Seller shall not, without Buyer's prior written consent, enter into any compromise or settlement that (i) commits Buyer to take, or forbear to take, any action, other than the payment of a reasonable royalty or other reasonable compensation for the use of Third Party Intellectual Property Rights or (ii) does not obtain for Buyer the right to continued use of the allegedly infringing information unless Seller has (y) procured for Buyer the right to continue using such Third Party Intellectual Property Rights or (z) provided instructions to replace or modify the same so that it is not subject to such Infringement Claim and is functionally equivalent, in each case in clauses (i) and (ii), upon commercially reasonable terms for the industries in which the Enterprise Division participates.

        17.6    DAMAGES

                Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for indirect, special, or punitive loss or damage arising out of this Agreement. Each party agrees to mitigate its losses.

18      VALUE OF ASSETS

                Seller and Buyer each represent, warrant, covenant, and agree with each other that the Purchase Price shall be allocated among the Assets, by April 30, 2001. Seller and Buyer agree, pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, that the Purchase Price shall be allocated in accordance with this ARTICLE 18, and that all income tax returns and reports shall be filed consistent with such allocation. Buyer and Seller agree to allocate Ten Thousand Dollars ($10,000) of the Purchase Price to the reasonable value of tangible property used to transfer intangible property from Seller to Buyer in accordance with California Revenue and Taxation Code Section 6012(c)(10). Notwithstanding any other provision of this Agreement, the provisions of this ARTICLE 18 shall survive the Closing Date without limitation.

19      REMEDIES

        19.1    EXCLUSIVE REMEDIES

                The right of termination provided in SECTION 11 of this Agreement, the right of indemnity provided in SECTION 17 of this Agreement and the right of setoff provided in SECTION 19.2 of this Agreement shall be the exclusive remedies of Seller and Buyer against the other for any and all claims arising under or in connection with this Agreement; provided, however, that Buyer shall have the right to pursue any other remedies it has at law or in equity or otherwise with respect to (i) claims of intentional misrepresentation or fraud by Seller, its directors, officers, employees, representatives or Affiliates, or (ii) any criminal matters committed by Seller, its officers, directors, employees, representatives or Affiliates.

        19.2    FAILURE OF SELLER TO PAY

                If Seller shall fail to pay in a timely manner any amount becoming due under this Agreement or any other Seller Documents, or fail to pay or indemnify Buyer pursuant to SECTION 17.2 within thirty (30) days of notice by Buyer to Seller, then Buyer shall be entitled to set off such amounts due against payments otherwise due to Seller pursuant to this Agreement; provided, however, that Buyer's set off of such amounts shall be in addition to, and not in substitution for, any other rights or remedies which Buyer may have pursuant to this Agreement or any other Buyer Document, or at law or in equity or otherwise.

20      ADDITIONAL ACTIONS AND DOCUMENTS

                Each of the parties hereto agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.

21      BROKERS

                Seller represents to Buyer that, except for the brokerage fees payable to Broadview International LLC described in ARTICLE 22, Seller has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; Buyer represents to Seller that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Seller agrees to indemnify Buyer, and Buyer agrees to indemnify Seller, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing without limitation.

22      EXPENSES

                Except as set forth in this Article 22, each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein including that Seller shall pay all brokerage fees owed to Broadview International LLC. In the event that the Closing contemplated by this Agreement does not take place by January 31, 2001, for reason other than the fault of Seller (including its failure to obtain shareholder approval of the transaction, its failure to complete its filings and notifications required by the Securities and Exchange Commission or its failure to obtain the consents required by
SECTION 8.2) then Buyer shall, within 30 days following receipt of Seller's invoice, reimburse Seller for the portion of the reasonable net expenses of the Enterprise Division incurred by Seller after January 31, 2001 and until March 1, 2001; provided, however, that Buyer does not assume any liability to any third parties for such expenses.


23      NOTICES

                All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

                           (i)  If to Buyer:

                                    MERANT plc
                                    9420 Key West Avenue
                                    Rockville, Maryland 20850
                                    Attn:  General Counsel
                                    Fax: (301) 315-7055

                           with a copy (which shall not constitute notice) to:

                                    Hogan & Hartson L.L.P.
                                    111 South Calvert Street
                                    Baltimore, Maryland 21202
                                    Attn:  Michael J. Silver
                                    Fax:  (410) 539-6981

                           (ii)  If to Seller:

                                    NetObjects, Inc.
                                    301 Galveston Road
                                    Redwood City, California 94063
                                    Attn:  Chief Executive Officer
                                    Fax:  (650) 482-3600

                           with a copy (which shall not constitute notice) to:

                                    McCutchen, Doyle, Brown & Enersen, LLP
                                    3150 Porter Drive
                                    Palo Alto, California 94304
                                    Attn:  Alan B. Kalin
                                    Fax:  (650) 849-4800

                or such other address as the addressee may indicate by written notice to the other parties.

                Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

24      WAIVER

                No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

25      BENEFIT AND ASSIGNMENT

                Except as hereinafter specifically provided in this ARTICLE 25, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Seller (if the assignor is Buyer) or Buyer (if the assignor is Seller); and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. In no event shall any assignment by Seller of its rights and obligations under this Agreement, whether before or after the Closing, release Seller from its liabilities hereunder. Notwithstanding the foregoing, Buyer or any permitted assignee of Buyer may assign this Agreement and any and all rights hereunder, in whole or in part, to any subsidiary of Buyer or to any entity in which the controlling shareholders of Buyer maintain control.

                This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

26      REMEDIES CUMULATIVE

                Except as specifically provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by Seller or by Buyer of any other rights or the seeking of any other remedies against the other, or its successors or assigns. Nothing contained herein shall preclude a party from seeking equitable relief, where appropriate.

27      ENTIRE AGREEMENT; AMENDMENT

                This Agreement, including the Schedules and Exhibits hereto and the other instruments and documents referred to herein or delivered pursuant hereto, contains the entire agreement among the parties with respect to the subject matter hereof, with the exclusion of the Option Agreement between the parties hereto dated as of December 19, 2000, which survives the execution of this Agreement, and supersedes all prior oral or written agreements, including the Nondisclosure Agreement between the parties hereto dated as of August 31, 2000, commitments or understandings with respect to such matters. This Agreement shall govern in the event of a conflict between this Agreement and the Option Agreement. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification or discharge is sought.

28      SEVERABILITY

                If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said agreement.

29      HEADINGS

                The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

30      GOVERNING LAW

                This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Delaware, excluding the choice of law rules thereof.

31      DEFINITIONS AND REFERENCES

                As used herein, the following terms shall have the meanings set forth below, unless the context otherwise requires:

                "ADDITIONAL AGREEMENTS" shall have the meaning set forth in
SECTION 6.1.3.

                "AFFILIATE" of any specified entity means any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity. For the purposes of this definition, "CONTROL" when used with respect to any specified entity means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have correlative meanings to the foregoing.

                "ASSIGNMENT OF CONTRACTS" means that certain Assignment of Contracts, dated as of the Closing Date and executed by Sellers, substantially in the form attached hereto as Exhibit C.

                "ASSUMPTION AGREEMENT" means that certain Assumption Agreement, dated the Closing Date and executed by Buyer and Sellers, substantially in the form attached hereto as Exhibit D.

                "BILL OF SALE" means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Sellers, substantially in the form attached hereto as Exhibit E.

                "BUSINESS PRODUCTS" means any and all versions of the following software products of the Enterprise Division: NetObjects TeamFusion, NetObjects Authoring Server and NetObjects Collage version 1.5 (consisting of the software products identified in Schedule C "Collage Standard Licensing Package" and Schedule D "Collage Additional Licensing Options" to Licensor's standard Collage Software License and Services Agreement), and also means NetObjects Collage version 2.0 as of the date of its first commercial shipment by NetObjects, and any other versions, releases, editions and upgrades to Collage during the term of this Agreement (and includes both source code and object code versions thereof and any and all prior releases or versions thereof), and related documentation (including, without limitation, user and training manuals and technical documentation).

                "BUSINESS PRODUCTS PATENTS" means the patents used in making, buying, licensing or selling, or offering to license or sell the Business Products, as identified on Schedule 31.

                "BUSINESS SERVICES" means any consulting, training, evaluating or similar service provided by Seller's Enterprise Division and related to the Business Products.

                "BUSINESS TRADEMARKS" means the Seller's registered and unregistered trademarks used in connection with marketing, licensing and selling the Business Products and Business Services, except for the name "NetObjects" in any form or style of mark, or in any manner or means of communication of such name, including but not limited to the following: NetObjects Collage, NetObjects Authoring Server, and NetObjects Content Contributor Client.

                "BUYER DOCUMENTS" shall mean, collectively, this Agreement, the Deposit Escrow Agreement, the Agreement Not To Compete, the Assumption Agreement, and the Post-Closing Escrow Agreement. "CLAIMS" shall have the meaning specified in SECTION 17.5.

                "CLOSING" means the closing of the purchase, assignment and sale of the Assets contemplated hereunder.

                "CLOSING DATE" means the time and date on which the Closing takes place, as established by SECTION 10.1.

                "DESIGNATED EMPLOYEES" shall mean those employees of Sellers engaged in and necessary to the operation of the Enterprise Division, as listed in Schedule 31.

                "ENCUMBRANCES" mean any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, encumbrances, or charges.

                "ENTERPRISE DIVISION" means that portion of the Seller's business which involves the development, marketing, license and sale of products used for an integrated content management environment for teams of web contributors and developers, while providing centralized control over the site production effort; professional services for the training and installation of such products; and the personnel employed by Seller directly in the development, marketing and licensing of such products, and performance of such services.

                "ENTERPRISE DIVISION INTELLECTUAL PROPERTY" shall have the meaning specified in SECTION 3.6(a).

                "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the respective meanings specified in SECTION 17.5(a).

                "INTELLECTUAL PROPERTY" means all patents, trademarks (and associated goodwill), trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), inventions (whether or not patentable), improvements, and tangible or intangible proprietary information or material.

                "PURCHASE PRICE" shall have the meaning specified in
SECTION 2.2.

                "SELLER DOCUMENTS" shall mean, collectively, this Agreement, the Assignment of Leases, the Bill of Sale, the Assignment of Licenses, the Assignment of Contracts, the Agreement Not To Compete, the Assumption Agreement, and the Post-Closing Escrow Agreement.

                "SOFTWARE" means (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, specifications, techniques, designs, files, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing, in each case owned or licensed by Seller and used in connection with the exploitation of the Business Products. Notwithstanding the foregoing, Software does not include those items prepared for customers in the operation of Seller's business for which the customer contractually has vested sole title.

                "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS" shall have the meaning specified in SECTION 3.6(b).

                All references to clauses, Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules to this Agreement.

32      SIGNATURE IN COUNTERPARTS

                This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

                IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.



                                NETOBJECTS, INC.


                                By: /s/ SAMIR ARORA
                                    -------------------------------------
                                      Name:  Samir Arora
                                      Title: Chairman and Chief
                                             Executive Officer


                                MERANT INC.


                                By: /s/ GARY G. GREENFIELD
                                    -------------------------------------
                                      Name:  Gary G. Greenfield
                                      Title: President and Chief
                                             Executive Officer